Exhibit 99

For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: ssintros@UniFirst.com

June 28, 2017
CONTACT: Steven S. Sintros, Senior Vice President & CFO

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER OF FISCAL 2017

Wilmington, MA (June 28, 2017) -- UniFirst Corporation (NYSE: UNF) today announced results for its third quarter of fiscal 2017 which ended May 27, 2017. Revenues for the quarter were $409.8 million, up 11.4% from $367.8 million in the year ago period. Net income was $24.4 million ($1.19 per diluted share), down 19.2% from $30.1 million ($1.49 per diluted share) in the third quarter of fiscal 2016. The recent quarter's results include the effect of the Company’s acquisition of Arrow Uniform (Arrow) which was completed in September 2016.

The Company's third quarter results include $6.5 million of stock compensation expense related to the April 2016 restricted stock grant to its former Chief Executive Officer, Ronald Croatti. Of this expense, $5.4 million was a result of the accelerated vesting of certain shares upon his death. Excluding the effect of the accelerated vesting, adjusted net income was $27.7 million ($1.36 per diluted share) down 8.1% from a year ago. (See reconciliation table for details)

Steven S. Sintros, UniFirst Senior Vice President and Chief Financial Officer said, “The flags at UniFirst continue to be flown at half-mast as we mourn the passing of our long-time President and CEO, Ron Croatti. But our company’s unwavering customer focus and commitment to our existing business philosophies remain clear. Our top priorities continue to include providing superior value-based services to our existing customer base and continuing to add new customers.”

Core Laundry revenues in the quarter were $367.1 million, up 10.8% from those in the prior year’s third quarter. Adjusting for the estimated effect of acquisitions as well as a weaker Canadian dollar compared to a year ago, Core Laundry revenues grew 4.8%. Core Laundry operating income adjusted to exclude the effect of the accelerated vesting of restricted stock discussed above, was $38.9 million during the quarter, a 9.2% decrease from the prior year. This segment's adjusted operating margin was 10.6%, compared to 12.9% for the same period in fiscal 2016. The most significant drivers of this year-to-year margin decline were atypically high levels of claims for healthcare, workers' compensation and auto liability. In addition, the impact of the acquisition of Arrow Uniform, higher selling and administrative payroll costs and higher energy costs also contributed to the margin decline. Higher selling and administrative payroll costs are partially being driven by increases in headcount to support the Company's delayed CRM systems project as well as other sales and technology initiatives. These items were partially offset by lower merchandise costs as a percentage of revenues.

Revenues from our Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, increased 24.0% to $29.9 million in the quarter compared to the same period a year ago, and operating income was $4.2 million compared to $3.6 million in the prior year third quarter. The improvement in results during the quarter was due to increased outage and project-based activity in this segment’s US and Canadian nuclear operations. This segment’s results can vary significantly from period to period due to seasonality and the timing of reactor outages and projects.

UniFirst continues to maintain a strong balance sheet with no long-term debt and significant cash balances. Excluding the $119.9 million cash purchase price paid for the Arrow acquisition, cash and cash equivalents increased $68.8 million during the first nine months of the year. As of May 27, 2017, our cash and cash equivalents were $312.7 million.

Outlook
Mr. Sintros said, “Based on the stronger than expected top line results to date, we now expect our full year revenues for fiscal 2017 will be between $1.573 billion and $1.580 billion. We also expect full year diluted earnings per share will be between $4.85 and $5.00. This earning guidance includes the impact of $5.4 million of additional stock compensation expense discussed above.”

Conference Call Information
UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation
Headquartered in Wilmington, Mass., UniFirst Corporation is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with 240 service locations, 300,000 customer locations, and 13,000 employee Team Partners, the company outfits nearly 2 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information, contact UniFirst at 800.455.7654 or visit www.unifirst.com.

Forward Looking Statements
This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, the recent passing of our Chairman, Chief Executive Officer and President and the successful transition of his management responsibilities, our ability to maintain and grow Arrow’s customer base and enhance its operating margins, our ability to compete successfully without any significant degradation in our margin rates, uncertainties caused by the continuing adverse worldwide economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, our retention of customers and renewal of customer contracts, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil prices, fluctuation on our revenue and net income from our specialty garments segment, the effect of currency fluctuations on our results of operations and financial condition, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, the impact on our goodwill and intangibles that might result from adverse financial and economic changes, our ability to properly and efficiently design, construct, implement and operate our new customer relationship management (“CRM”) computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, failure to comply with other state and federal regulations that might result in penalties or costs, seasonal and quarterly fluctuations in business levels, any loss of key management or other personnel, our dependence on third parties to supply us with raw materials, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, demand and prices for our products and services, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 27, 2016 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share data)	Thirteen weeks ended May 27, 2017	Thirteen weeks ended May 28, 2016	Thirty-nine weeks ended May 27, 2017	Thirty-nine weeks ended May 28, 2016

Revenues	$409,834	$367,799	$1,187,369	$1,104,280

Operating expenses:
Cost of revenues (1)	255,824	224,932	743,869	677,207
Selling and administrative expenses (1)	93,077	74,541	257,384	222,713
Depreciation and amortization	22,162	20,409	65,442	59,956
Total operating expenses	371,063	319,882	1,066,695	959,876

Income from operations	38,771	47,917	120,674	144,404

Other (income) expense:
Interest expense	194	211	548	650
Interest income	(1,003)	(902)	(3,278)	(2,558)
Foreign exchange loss (gain)	218	(91)	604	256
Total other (income) expense	(591)	(782)	(2,126)	(1,652)

Income before income taxes	39,362	48,699	122,800	146,056
Provision for income taxes	15,000	18,555	47,708	56,524

Net income	$24,362	$30,144	$75,092	$89,532

Income per share – Basic:
Common Stock	$1.26	$1.57	$3.89	$4.67
Class B Common Stock	$1.01	$1.26	$3.11	$3.74

Income per share – Diluted:
Common Stock	$1.19	$1.49	$3.68	$4.43

Income allocated to – Basic:
Common Stock	$19,307	$23,939	$59,486	$71,172
Class B Common Stock	$4,883	$6,061	$15,068	$17,956

Income allocated to – Diluted:
Common Stock	$24,199	$30,007	$74,581	$89,149

Weighted average number of shares outstanding – Basic:
Common Stock	15,326	15,253	15,305	15,238
Class B Common Stock	4,846	4,827	4,846	4,805

Weighted average number of shares outstanding – Diluted:
Common Stock	20,279	20,183	20,254	20,141

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	May 27, 2017	August 27, 2016
Assets
Current assets:
Cash and cash equivalents	$312,684	$363,795
Receivables, net	184,783	156,578
Inventories	72,112	78,887
Rental merchandise in service	147,300	138,105
Prepaid taxes	4,965	10,418
Prepaid expenses and other current assets	22,670	29,831

Total current assets	744,514	777,614

Property, plant and equipment, net	568,235	539,818
Goodwill	373,296	320,641
Customer contracts and other intangible assets, net	75,841	38,664
Deferred income taxes	347	97
Other assets	29,242	25,173

	$1,791,475	$1,702,007

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$53,070	$50,884
Accrued liabilities	106,469	100,782
Accrued taxes	—	969

Total current liabilities	159,539	152,635

Long-term liabilities:
Accrued liabilities	106,112	104,921
Accrued and deferred income taxes	78,500	79,670

Total long-term liabilities	184,612	184,591

Shareholders’ equity:
Common Stock	1,542	1,542
Class B Common Stock	485	485
Capital surplus	85,408	72,561
Retained earnings	1,392,060	1,319,142
Accumulated other comprehensive (loss) income	(32,171)	(28,949)

Total shareholders’ equity	1,447,324	1,364,781

	$1,791,475	$1,702,007

UniFirst Corporation and Subsidiaries
Detail of Operating Results
(Unaudited)

Revenues

(In thousands, except percentages)	Thirteen weeks ended May 27, 2017	Thirteen weeks ended May 28, 2016	Dollar Change	Percent Change

Core Laundry Operations	$367,093	$331,224	$35,869	10.8%
Specialty Garments	29,861	24,081	5,780	24.0%
First Aid	12,880	12,494	386	3.1%
Consolidated total	$409,834	$367,799	$42,035	11.4%

(In thousands, except percentages)	Thirty-nine weeks ended May 27, 2017	Thirty-nine weeks ended May 28, 2016	Dollar Change	Percent Change

Core Laundry Operations	$1,077,322	$997,626	$79,696	8.0%
Specialty Garments	74,004	71,302	2,702	3.8%
First Aid	36,043	35,352	691	2.0%
Consolidated total	$1,187,369	$1,104,280	$83,089	7.5%

Income from Operations

(In thousands, except percentages)	Thirteen weeks ended May 27, 2017	Thirteen weeks ended May 28, 2016	Dollar Change	Percent Change

Core Laundry Operations	$33,462	$42,784	$(9,322)	(21.8)%
Specialty Garments	4,181	3,559	622	17.5%
First Aid	1,128	1,574	(446)	(28.3)%
Consolidated total	$38,771	$47,917	$(9,146)	(19.1)%

(In thousands, except percentages)	Thirty-nine weeks ended May 27, 2017	Thirty-nine weeks ended May 28, 2016	Dollar Change	Percent Change

Core Laundry Operations	$110,194	$131,885	$(21,691)	(16.4)%
Specialty Garments	7,427	8,991	(1,564)	(17.4)%
First Aid	3,053	3,528	(475)	(13.5)%
Consolidated total	$120,674	$144,404	$(23,730)	(16.4)%

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Thirty-nine weeks ended May 27, 2017	Thirty-nine weeks ended May 28, 2016
Cash flows from operating activities:
Net income	$75,092	$89,532
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	55,968	53,556
Amortization of intangible assets	9,474	6,400
Amortization of deferred financing costs	84	156
Gain on sale of assets	(567)	—
Share-based compensation	11,681	3,625
Accretion on environmental contingencies	450	502
Accretion on asset retirement obligations	636	599
Deferred income taxes	(1,845)	6,034
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(21,118)	(5,698)
Inventories	8,727	4,063
Rental merchandise in service	(2,561)	1,571
Prepaid expenses and other current assets and Other assets	11,325	(1,356)
Accounts payable	2,344	(1,627)
Accrued liabilities	1,593	6,358
Prepaid and accrued income taxes	4,534	(2,635)
Net cash provided by operating activities	155,817	161,080

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(124,486)	(10,861)
Capital expenditures	(80,462)	(72,065)
Proceeds from sale of assets	876	—
Other	(461)	(64)
Net cash used in investing activities	(204,533)	(82,990)

Cash flows from financing activities:
Payments on loans payable and long-term debt	—	(1,326)
Payment of deferred financing costs	—	(813)
Proceeds from exercise of share-based awards, including excess tax benefits	2,989	1,394
Taxes withheld and paid related to net share settlement of equity awards	(2,168)	(4,425)
Payment of cash dividends	(2,173)	(2,155)
Net cash used in financing activities	(1,352)	(7,325)

Effect of exchange rate changes	(1,043)	265

Net (decrease) increase in cash and cash equivalents	(51,111)	71,030
Cash and cash equivalents at beginning of period	363,795	276,553

Cash and cash equivalents at end of period	$312,684	$347,583

UniFirst Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

The Company reports its consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the Company’s results of operations for the periods presented. The Company believes these non-GAAP results provide useful supplemental information regarding the Company’s performance to both management and investors by excluding certain non-recurring amounts that impact the comparability of the results. Supplemental reconciliations of consolidated operating income, net income and earnings per diluted share on a GAAP basis to adjusted operating income, net income and earnings per diluted share on a non-GAAP basis are presented in the following tables. In addition, Core Laundry Operations operating income and operating margin on a GAAP basis to adjusted operating income and adjusted operating margin on a non-GAAP basis are presented in the following tables.

	Thirteen weeks ended May 27, 2017
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin

As reported	$409,834	$38,771	$24,362	$1.19	$367,093	$33,462	9.1%
Accelerated stock compensation expense	—	5,398	3,341	0.17	—	5,398	1.5%
As adjusted	$409,834	$44,169	$27,703	$1.36	$367,093	$38,860	10.6%

	Thirty-nine weeks ended May 27, 2017
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin

As reported	$1,187,369	$120,674	$75,092	$3.68	$1,077,322	$110,194	10.2%
Accelerated stock compensation expense	—	5,398	3,341	0.17	—	5,398	0.5%
As adjusted	$1,187,369	$126,072	$78,433	$3.85	$1,077,322	$115,592	10.7%

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.